Exhibit 99.1
3700 Glenwood Ave., Ste. 530
Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS FIRST QUARTER 2010 RESULTS
RALEIGH, NC — May 5, 2010, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its financial results for the first quarter of 2010.
Commenting on the quarter, Garland S. Tucker, III, President and CEO, stated, “Triangle was fortunate to have another solid quarter — both operationally and financially. Although the increased number of shares outstanding as a result of our December, 2009, public offering naturally impacted our net investment income per share, we are pleased with the number of attractive investment opportunities on which we are currently working. Net capital deployments, which totaled less than $8.0 million during the first quarter, already total more than $10.4 million for the second quarter. As a result, we believe that during the second half of 2010, our net investment income will again be higher than our current dividend on a per share basis.”
First Quarter 2010 Results
Total investment income during the first quarter of 2010 was $7.5 million, compared to total investment income of $6.5 million for the first quarter of 2009, representing an increase of 15.1%. The Company’s increase in investment income is primarily attributable to new portfolio investments made during 2009 and 2010 which resulted in an increase in total loan interest, fee, dividend and paid-in-kind interest income of approximately $1.0 million.
Net investment income during the first quarter of 2010 was $3.8 million, compared to net investment income of $3.0 million for the first quarter of 2009, representing an increase of 24.9%. The Company’s net investment income per share during the first quarter of 2010 was $0.32, based on a weighted average share count of 11,877,688, as compared to $0.43 during the first quarter of 2009, based on a weighted average share count of 6,997,411.
The Company’s net increase in net assets resulting from operations was $4.1 million during the first quarter of 2010, as compared to a net decrease in net assets resulting from operations of $0.6 million during the first quarter of 2009. The Company’s net increase in net assets resulting from operations was $0.35 per share during the first quarter of 2010 based on a weighted average share count of 11,877,688, as compared to a net decrease in net assets resulting from operations of $0.08 per share during the first quarter of 2009, based on a weighted average share count of 6,997,411.

The Company’s net asset value per share at March 31, 2010, was $10.87 as compared to $11.03 per share at December 31, 2009. As of March 31, 2010, the Company’s weighted average yield on its outstanding, currently yielding, debt investments was approximately 14.7%.
Liquidity and Capital Resources
At March 31, 2010, the Company had cash and cash equivalents totaling $43.3 million.
As of March 31, 2010, the Company had non-callable, 10-year, fixed rate Small Business Administration (“SBA”) guaranteed debentures outstanding totaling $121.9 million. The Company has the ability to issue additional SBA-guaranteed debentures of $28.1 million under its existing SBIC license. In addition, the Company has applied for a second SBIC license, which would allow the Company to issue up to an additional $75.0 million in SBA-guaranteed debentures.
Commenting on the Company’s liquidity and capital resources, Steven C. Lilly, Chief Financial Officer, stated, “We remain optimistic about the timing of our second fund license which is in process with the SBA. At the SBA’s request, we have recently capitalized our second fund with approximately $27 million of equity capital. SBA approval of our second license application would provide meaningful growth capital to Triangle in the near term.”
Dividend Information
On March 11, 2010, Triangle announced that its board of directors had declared a cash dividend of $0.41 per share. This was the Company’s thirteenth consecutive quarterly dividend since its initial public offering in February, 2007, and reflected a 2.5% increase over the first quarter of 2009. The dividend was payable as follows:

Record Date: March 25, 2010
Payment Date: April 8, 2010
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.

Recent Portfolio Activity
During the first quarter of 2010 Triangle made two new investments totaling approximately $11.6 million, one additional debt investment in an existing portfolio company of $2.2 million and four additional equity investments in existing portfolio companies totaling approximately $0.3 million. Triangle sold one equity investment in a portfolio company for approximately $0.2 million, resulting in a realized gain of $0.2 million. Triangle had one portfolio company loan repaid at par in the amount of approximately $2.1 million and received normal principal repayments and partial loan prepayments totaling approximately $4.2 million in the three months ended March 31, 2010. Significant new investments since December 31, 2010, are summarized as follows:
On February 24, 2010, Triangle closed a $10.5 million subordinated debt investment with warrants in Botanical Laboratories, Inc. (“Botanical Laboratories”). Botanical Laboratories develops, manufactures, markets and distributes branded and private label vitamins, minerals and nutritional supplements through 40,000 retail locations within the U.S. and six international countries. Botanical Laboratories, with offices in Ferndale, Washington, has been providing products under its Wellesse brand of liquid supplements since 1988.
Subsequent to quarter end, on April 19, 2010, the Company closed a $12.0 million investment in Media Temple, Inc. (“Media Temple”) consisting of subordinated debt, convertible debt and warrants. Media Temple is an industry-leading, privately held, web hosting and virtualization service provider based in California that provides businesses worldwide with reliable, professional-class services to host websites, email, business applications, and other rich Internet content.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $3.0 and $20.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements
This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Investments at fair value:
Non—Control / Non—Affiliate investments (cost of $154,460,897 and $143,239,223 at March 31, 2010 and December 31, 2009, respectively)	$149,994,248	$138,281,894
Affiliate investments (cost of $44,331,959 and $47,934,280 at March 31, 2010 and December 31, 2009, respectively)	39,467,209	45,735,905
Control investments (cost of $20,060,678 and $18,767,587 at March 31, 2010 and December 31, 2009, respectively)	21,015,301	17,300,171

Total investments at fair value	210,476,758	201,317,970
Cash and cash equivalents	43,272,690	55,200,421
Interest and fees receivable	1,240,315	676,961
Prepaid expenses and other current assets	349,163	286,790
Deferred financing fees	3,444,061	3,540,492
Property and equipment, net	23,188	28,666

Total assets	$258,806,175	$261,051,300

Liabilities
Accounts payable and accrued liabilities	$1,030,064	$2,222,177
Interest payable	595,868	2,333,952
Dividends payable	4,893,183	4,774,534
Taxes payable	31,933	59,178
Deferred revenue	37,500	75,000
Deferred income taxes	614,267	577,267
SBA guaranteed debentures payable	121,910,000	121,910,000

Total liabilities	129,112,815	131,952,108

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 11,934,594 and 11,702,511 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively)	11,935	11,703
Additional paid-in capital	138,107,049	136,769,259
Investment income in excess of (less than) distributions	(81,945)	1,070,452
Accumulated realized gains on investments	647,364	448,164
Net unrealized depreciation of investments	(8,991,043)	(9,200,386)

Total net assets	129,693,360	129,099,192

Total liabilities and net assets	$258,806,175	$261,051,300

Net asset value per share	$10.87	$11.03

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009

Investment income:
Loan interest, fee and dividend income:
Non—Control / Non—Affiliate investments	$4,801,642	$4,191,620
Affiliate investments	1,030,596	931,836
Control investments	353,145	237,957

Total loan interest, fee and dividend income	6,185,383	5,361,413

Payment—in—kind interest income:
Non—Control / Non—Affiliate investments	827,601	819,942
Affiliate investments	262,677	174,261
Control investments	125,948	81,123

Total payment—in—kind interest income	1,216,226	1,075,326

Interest income from cash and cash equivalent investments	83,298	67,761

Total investment income	7,484,907	6,504,500

Expenses:
Interest expense	1,739,980	1,656,991
Amortization of deferred financing fees	96,431	90,661
General and administrative expenses	1,854,812	1,719,266

Total expenses	3,691,223	3,466,918

Net investment income	3,793,684	3,037,582

Realized gain on investments — Non-Control/Non-Affiliate	199,200	—
Net unrealized appreciation (depreciation) of investments	209,343	(3,605,144)

Total net gain (loss) on investments before income taxes	408,543	(3,605,144)

Provision for taxes	52,898	15,795

Net increase (decrease) in net assets resulting from operations	$4,149,329	$(583,357)

Net investment income per share — basic and diluted	$0.32	$0.43

Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.35	$(0.08)

Dividends declared per common share	$0.41	$0.40

Distributions of capital gains declared per common share	$—	$0.05

Weighted average number of shares outstanding — basic and diluted	11,877,688	6,997,411

TRIANGLE CAPITAL CORPORATION
Unaudited Consolidated Statements of Cash Flows

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009

Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$4,149,329	$(583,357)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(14,143,949)	(9,193,735)
Repayments received/sales of portfolio investments	6,520,580	2,246,284
Loan origination and other fees received	301,875	175,000
Net realized gain on investments	(199,200)	—
Net unrealized depreciation (appreciation) of investments	(246,344)	3,604,584
Deferred income taxes	37,000	560
Payment—in—kind interest accrued, net of payments received	(1,059,516)	(648,221)
Amortization of deferred financing fees	96,431	90,661
Recognition of loan origination and other fees	(215,033)	(184,906)
Accretion of loan discounts	(117,201)	(104,626)
Depreciation expense	5,478	5,571
Stock-based compensation	248,556	136,200
Changes in operating assets and liabilities:
Interest and fees receivable	(563,354)	211,203
Prepaid expenses	(62,373)	(199,720)
Accounts payable and accrued liabilities	(1,192,113)	(799,537)
Interest payable	(1,738,084)	(1,369,428)
Deferred revenue	(37,500)	—
Taxes payable	(27,245)	(30,436)

Net cash used in operating activities	(8,242,663)	(6,643,903)

Cash flows from financing activities:
Cash dividends paid	(3,558,973)	(2,764,780)
Cash distributions paid	—	(352,366)
Expenses related to public offerings	(2,255)	—
Common stock withheld for payroll taxes upon vesting of restricted stock	(123,840)	—

Net cash used in financing activities	(3,685,068)	(3,117,146)

Net decrease in cash and cash equivalents	(11,927,731)	(9,761,049)
Cash and cash equivalents, beginning of period	55,200,421	27,193,287

Cash and cash equivalents, end of period	$43,272,690	$17,432,238

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,478,064	$3,026,419